Exhibit 99.1

News Release	Williams Partners L.P. (NYSE: WPZ) One Williams Center Tulsa, OK 74172 800-600-3782 www.williamslp.com
DATE: May 4, 2011

MEDIA CONTACT:	INVESTOR CONTACTS:
Jeff Pounds	Travis Campbell	Sharna Reingold	David Sullivan
(918) 573-3332	(918) 573-2944	(918) 573-2078	(918) 573-9360
Williams Partners Reports First-Quarter 2011 Financial Results
•	First-Quarter 2011 Net Income per L.P. Unit is $0.81, Up 33% Over 1Q 2010

•	Distributable Cash Flow Attributable to Partnership Ops Up 62%, Coverage Ratio Remains Strong

•	Higher Expected NGL Margins Drive 7% Adj. Segment Profit Guidance Increase for 2011; Up 5% for 2012

•	Quarterly Distribution Increased for Fifth Consecutive Quarter

Summary Financial Information	1Q
Amounts in millions, except per-unit amounts.	2011		2010
(Unaudited)
Net income	$307		$322

Net income per common L.P. unit	$0.81		$0.61

Distributable cash flow (DCF) (1)	$441		$431
Less: Pre-partnership DCF (2)	—		(158)

DCF attributable to partnership operations	$441		$273

Cash distribution coverage ratio (1)	1.60	x	1.76	x

(1)	Distributable Cash Flow and Cash Distribution Coverage Ratio are non-GAAP measures. Reconciliations to the most relevant measures included in GAAP are attached to this news release.

(2)	For 2010, this amount represents DCF for January 2010 from the assets acquired in February 2010 and DCF for January-March 2010 from the assets acquired in November 2010, since these periods were prior to the receipt of cash flows from the acquired assets.
TULSA, Okla. — Williams Partners L.P. (NYSE: WPZ) today announced unaudited first-quarter 2011 net income of $307 million, compared with first-quarter 2010 net income of $322 million.
Higher net interest expense of $37 million primarily associated with new debt issuances made in conjunction with financing assets acquired from Williams (NYSE: WMB) in 2010 significantly reduced 2011 net income

Williams Partners L.P. (NYSE: WPZ)	First-Quarter 2011 Financial Results — May 4, 2011	Page 1 of 10

compared with the recast 2010 results. The higher interest expense drove the decline in net income for first-quarter 2011.
Higher fee-based revenue and higher natural gas liquid (NGL) margins in the midstream business and improvement in the gas pipeline business partially offset the higher interest expense in the first quarter. There is a more detailed discussion of the midstream and gas pipeline results in the business segment performance section below.
The results throughout this release have been recast to reflect the fourth-quarter 2010 asset acquisition from Williams. In the recasting of the partnership’s net income, all of the acquired assets’ net income occurring prior to the closing date was allocated to Williams, which resulted in a lower allocation of net income to limited partners for first-quarter 2010.
Net income per common limited-partner unit for first-quarter 2011 was $0.81, compared with $0.61 per unit for first-quarter 2010.
Asset Acquisitions Drive Substantial Increases in Distributable Cash Flow in 2010
For first-quarter 2011, Williams Partners’ distributable cash flow attributable to partnership operations was $441 million, compared with $273 million for first-quarter 2010.
The substantial increase in DCF attributable to partnership operations is primarily due to the growth of the partnership via the first-quarter 2010 asset acquisitions.
CEO Perspective
“It’s been just over a year since Williams Partners was transformed into one of the largest energy MLPs, and we continue to perform well, in terms of generating cash flow and distribution growth,” said Alan Armstrong, president and chief executive officer of the general partner of Williams Partners. “Our cash distribution for the first quarter was 9 percent higher than last year and we’ve increased our earnings guidance for both 2011 and 2012.
“We also continue to bring new growth projects online, in both the gas pipeline and midstream businesses,” Armstrong said. “In addition to our growth opportunities in the Marcellus Shale, we’re also expecting some significant growth projects in the Gulf of Mexico over the next two years.”

Williams Partners L.P. (NYSE: WPZ)	First-Quarter 2011 Financial Results — May 4, 2011	Page 2 of 10

Higher Expected NGL Margins Drive Earnings Guidance Increase
Williams Partners is raising its adjusted segment profit guidance 7 percent for 2011 and 5 percent for 2012 based on higher expected per-unit NGL margins and benefits of growth capital. Capital expenditure guidance is higher for 2011 and 2012, reflecting the previously announced acquisition of an additional 24.5-percent interest in the Gulfstream interstate gas pipeline system, as well as other new projects in the Gulf of Mexico.
Williams Partners’ guidance for quarterly cash distributions is unchanged. It continues to expect to increase distributions to its limited-partner unitholders by approximately 6 to 10 percent annually. These increases will also drive increases in incentive distributions to Williams, the partnership’s general partner.
Williams Partners’ updated assumptions for certain energy commodity prices for 2011-12 and the corresponding guidance for the partnership’s earnings and capital expenditures are displayed in the following table.

Williams Partners L.P. (NYSE: WPZ)	First-Quarter 2011 Financial Results — May 4, 2011	Page 3 of 10

Commodity Price Assumptions and
Average NGL Margins	2011						2012
As of May 4, 2011	Low		Mid		High		Low		Mid		High

Natural Gas ($/MMBtu):
NYMEX	$3.40		$4.25		$5.10		$4.00		$5.00		$6.00
Rockies	$3.10		$3.85		$4.60		$3.65		$4.55		$5.45
San Juan	$3.20		$4.00		$4.80		$3.70		$4.65		$5.60

Oil / NGL:
Crude Oil — WTI ($ per barrel)	$80		$95		$110		$80		$95		$110
Crude to Gas Ratio	21.6	x	22.5	x	23.5	x	18.3	x	19.2	x	20.0	x
NGL to Crude Oil Relationship (1)	52%		52%		52%		51%		53%		54%

Average NGL Margins ($ per gallon)	$0.64		$0.76		$0.88		$0.56		$0.73		$0.90

Williams Partners Guidance

Amounts are in millions except coverage ratio.
	Low		Mid		High		Low		Mid		High

DCF attributable to partnership ops. (2)	$1,270		$1,470		$1,670		$1,460		$1,710		$1,960

Total Cash Distribution (3)	$1,142		$1,171		$1,200		$1,283		$1,358		$1,433

Cash Distribution Coverage Ratio (2)	1.1	x	1.3	x	1.4	x	1.1	x	1.3	x	1.4	x

Adjusted Segment Profit (2):
Gas Pipeline	$670		$690		$710		$680		$700		$720
Midstream	1,025		1,200		1,375		1,100		1,350		1,600

Total Adjusted Segment Profit	$1,695		$1,890		$2,085		$1,780		$2,050		$2,320

Adjusted Segment Profit + DD&A:
Gas Pipeline	$1,020		$1,050		$1,080		$1,040		$1,070		$1,100
Midstream	1,285		1,470		1,655		1,375		1,635		1,895

Total Adjusted Segment Profit + DD&A	$2,305		$2,520		$2,735		$2,415		$2,705		$2,995

Capital Expenditures:
Maintenance	$470		$493		$515		$410		$445		$480
Growth	1,420		1,560		1,700		1,070		1,185		1,300

Total Capital Expenditures	$1,890		$2,053		$2,215		$1,480		$1,630		$1,780

(1)	This is calculated as the price of natural gas liquids as a percentage of the price of crude oil on an equal volume basis.

(2)	Distributable Cash Flow, Cash Distribution Coverage Ratio and Adjusted Segment Profit are non-GAAP measures. Reconciliations to the most relevant measures included in GAAP are attached to this news release.

(3)	The cash distributions in guidance reflects an approximate 6% (low), 8% (midpoint), and 10% (high) increase in quarterly limited partner cash distributions annually through 2012.
Business Segment Performance
Williams Partners’ operations are reported through two business segments, Gas Pipeline and Midstream Gas & Liquids.

Williams Partners L.P. (NYSE: WPZ)	First-Quarter 2011 Financial Results — May 4, 2011	Page 4 of 10

Consolidated Segment Profit	1Q
Amounts in millions	2011	2010
Gas Pipeline	$175	$169
Midstream Gas & Liquids	262	255

Total Segment Profit	$437	$424

Adjustments	—	(5)

Adjusted Segment Profit*	$437	$419

*	A schedule reconciling segment profit to adjusted segment profit is attached to this press release.
Gas Pipeline
Williams Partners owns interests in three major interstate natural gas pipeline systems — Transco, Northwest Pipeline and Gulfstream. Transco and Northwest Pipeline have a combined total annual throughput of approximately 2,800 trillion British Thermal Units of natural gas, which is approximately 12 percent of the natural gas consumed in the United States. Combined peak-day delivery capacity is approximately 13 billion cubic feet per day (Bcf/d).
Gas Pipeline reported segment profit of $175 million for first-quarter 2011, compared with $169 million for first-quarter 2010.
The improvement in the Gas Pipeline results for the first quarter was due to higher transportation revenue, partially offset by higher selling, general and administrative expenses. The quarter also benefited from $10 million of project feasibility costs previously expensed that were capitalized in the first quarter as a result of determining that the project was probable of development.
In addition to the above contracts, the gas pipeline business continues to make progress on a number of expansion projects in 2011. Two expansions on the Transco system — Mobile Bay South II and 85 North phase II — were placed into service this week adding a combined 598,500 dekatherms per day of firm transportation capacity to serve markets in the southeastern United States.
The Mobile Bay South II expansion project created an additional 380,000 dekatherms per day of southbound firm transportation capacity on the Mobile Bay Lateral from Transco’s mainline at Station 85 near Butler, Ala., to its interconnect with Gulfstream Natural Gas System in Coden, Ala., at an estimated cost of $35 million.

Williams Partners L.P. (NYSE: WPZ)	First-Quarter 2011 Financial Results — May 4, 2011	Page 5 of 10

The second phase of the company’s 85 North expansion project, increases Transco’s capacity by an additional 218,500 dekatherms per day to serve electric power generating facilities in North Carolina. Phase I of the 85 North expansion was placed into service in July 2010, adding capacity to transport an additional 90,000 dekatherms of natural gas per day. The total cost including Phase I and Phase II is estimated to be $227 million.
Midstream Gas & Liquids
Midstream provides natural gas gathering, treating, and processing; deepwater production handling and oil transportation; and NGL fractionation, storage and transportation services.
The business reported segment profit of $262 million for first-quarter 2011, compared with segment profit of $255 million for first-quarter 2010.
Higher per-unit NGL margins and fee-based revenues, mostly offset by higher operating expenses, drove the improvement in the first-quarter 2011 results.
Lower natural gas prices and slightly higher per-unit NGL prices drove the higher NGL margins in first-quarter 2011. This benefit was partially offset by lower NGL equity volumes in the first quarter primarily due to the change of a major contract in the Gulf Coast region from keep-whole to percent-of-liquids processing. The decline in first-quarter 2011 equity volumes compared with fourth-quarter 2010 was primarily due to the major contract change, as well as severe winter weather in the Rockies and maintenance outages.
A gathering rate increase in the Piceance Basin associated with the assets acquired from Williams in November 2010 and new gathering business in the Marcellus Shale drove the higher fee-based revenues for the first-quarter.

NGL Margin Trend	2010				2011
	1Q	2Q	3Q	4Q	1Q
NGL margins (millions)	$193	$166	$136	$200	$207

NGL equity volumes (gallons in millions)	332	302	271	317	289

Per-unit NGL margins ($/gallon)	$0.58	$0.55	$0.50	$0.63	$0.71
The midstream business will continue work on several ongoing expansion projects in 2011.
Williams Partners became operator of Overland Pass Pipeline Company effective April 1, 2011. The partnership

Williams Partners L.P. (NYSE: WPZ)	First-Quarter 2011 Financial Results — May 4, 2011	Page 6 of 10

owns a 50-percent interest in Overland Pass, which includes a 760-mile NGL pipeline from Opal, Wyo., to the Mid-Continent NGL market center in Conway, Kan., along with 150- and 125-mile extensions into the Piceance and Denver-Julesburg Basins in Colorado, respectively. Work is under way to determine optimal expansions to serve producers in the Overland Pass corridor.
The partnership also continues to ramp up activities on its expansions in the Marcellus Shale. It has assumed the operational activities for the gathering business it acquired at the end of 2010, which includes 75 miles of gathering pipelines and two compressor stations.
Engineering and construction activities continue on the 33-mile Springville gathering pipeline in northeast Pennsylvania which will connect the gathering system in northeast Pennsylvania to the Transco pipeline system. The Springville pipeline connection is expected to be completed later in 2011. Other compression and dehydration projects to increase capacity to approximately 500-550 MMcf/d are nearing completion and expected to be in service by the end of the second quarter of 2011. The partnership’s gathering system in northeast Pennsylvania is expected to ultimately provide 1.25 Bcf/d of gathering capacity.
Williams Partners also continues to work on rapid expansion of the Laurel Mountain Midstream joint venture in western Pennsylvania. The initial phase of the Shamrock compressor station, which will likely be the largest central delivery point out of the Laurel Mountain system, was placed into service in the first quarter. The Shamrock compressor station provides 30 MMcf/d of new capacity on the Laurel Mountain system, with another 150 MMcf/d expected to be available by the end of 2011. Williams Partners expects Laurel Mountain to ultimately provide approximately 1.5 Bcf/d of gathering capacity.
Definitions of Non-GAAP Financial Measures
This press release includes certain financial measures — Distributable Cash Flow, Cash Distribution Coverage Ratio, and Adjusted Segment Profit — that are non-GAAP financial measures as defined under the rules of the Securities and Exchange Commission.
For Williams Partners L.P., Adjusted Segment Profit excludes items of income or loss that we characterize as unrepresentative of our ongoing operations. Management believes Adjusted Segment Profit provides investors meaningful insight into Williams Partners L.P.’s results from ongoing operations.
For Williams Partners L.P. we define Distributable Cash Flow as net income plus depreciation and amortization and cash distributions from our equity investments less our earnings from our equity investments, distributions

Williams Partners L.P. (NYSE: WPZ)	First-Quarter 2011 Financial Results — May 4, 2011	Page 7 of 10

to noncontrolling interests and maintenance capital expenditures. We also adjust for payments and/or reimbursements under omnibus agreements with Williams and certain other items. Total Distributable Cash Flow is reduced by any amounts associated with operations, which occurred prior to our ownership of the underlying assets to arrive at Distributable Cash Flow attributable to partnership operations.
For Williams Partners L.P. we also calculate the ratio of Distributable Cash Flow attributable to partnership operations to the total cash distributed (Cash Distribution Coverage Ratio). This measure reflects the amount of Distributable Cash Flow relative to our cash distribution. We have also provided this ratio calculated using the most directly comparable GAAP measure, net income.
This press release is accompanied by a reconciliation of these non-GAAP financial measures to their nearest GAAP financial measures. Management uses these financial measures because they are accepted financial indicators used by investors to compare company performance. In addition, management believes that these measures provide investors an enhanced perspective of the operating performance of the Partnership’s assets and the cash that the business is generating. Neither Adjusted Segment Profit nor Distributable Cash Flow are intended to represent cash flows for the period, nor are they presented as an alternative to net income or cash flow from operations. They should not be considered in isolation or as substitutes for a measure of performance prepared in accordance with United States generally accepted accounting principles.
New Quarterly Presentation Format, Analyst Call/Webcast Tomorrow
Utilizing its new format for quarterly earnings and outlook, the first-quarter slide presentation, data book and analyst package will be available shortly for viewing, downloading, and printing at www.williamslp.com. Williams Partners will also be providing the quarterly presentation with audio commentary by CEO Alan Armstrong.
Management will be available to discuss the first-quarter 2011 results and 2011-12 outlook during a live analyst call/webcast beginning at 11 a.m. EDT tomorrow. Links to the live webcast will be available on Williams Partners’ web site. A limited number of phone lines also will be available at (888) 516-2438. International callers should dial (719) 325-2190.
Replays of the first-quarter analyst call/webcast in both streaming and downloadable podcast formats will be available for two weeks following the event at www.williamslp.com.

Williams Partners L.P. (NYSE: WPZ)	First-Quarter 2011 Financial Results — May 4, 2011	Page 8 of 10

Form 10-Q
The partnership plans to file its first-quarter 2011 Form 10-Q with the Securities and Exchange Commission (SEC) this week. The document will be available on both the SEC and Williams Partners web sites.
About Williams Partners L.P. (NYSE: WPZ)
Williams Partners L.P. is a leading diversified master limited partnership focused on natural gas transportation; gathering, treating, and processing; storage; natural gas liquid (NGL) fractionation; and oil transportation. The partnership owns interests in three major interstate natural gas pipelines that, combined, deliver 12 percent of the natural gas consumed in the United States. The partnership’s gathering and processing assets include large-scale operations in the U.S. Rocky Mountains and both onshore and offshore along the Gulf of Mexico. Williams (NYSE: WMB) owns approximately 75 percent of Williams Partners, including the general-partner interest. More information is available at www.williamslp.com. Go to
http://www.b2i.us/irpass.asp?BzID=1296&to=ea&s=0 or http://www.b2i.us/irpass.asp?BzID=630&to=ea&s=0 to join our email list.
# # #
Williams Partners L.P. is a limited partnership formed by The Williams Companies, Inc. (Williams). Our reports, filings, and other public announcements may contain or incorporate by reference statements that do not directly or exclusively relate to historical facts. Such statements are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. You typically can identify forward-looking statements by various forms of words such as “anticipates,” “believes,” “seeks,” “could,” “may,” “should,” “continues,” “estimates,” “expects,” “forecasts,” “intends,” “might,” “goals,” “objectives,” “targets,” “planned,” “potential,” “projects,” “scheduled,” “will,” or other similar expressions. These forward-looking statements are based on management’s beliefs and assumptions and on information currently available to management and include, among others, statements regarding:
•	Amounts and nature of future capital expenditures;

•	Expansion and growth of our business and operations;

•	Financial condition and liquidity;

•	Business strategy;

•	Cash flow from operations or results of operations;

•	The levels of cash distributions to unitholders;

•	Seasonality of certain business segments; and

•	Natural gas and natural gas liquids prices and demand.
Forward-looking statements are based on numerous assumptions, uncertainties and risks that could cause future events or results to be materially different from those stated or implied in this announcement. Many of the factors that will determine these results are beyond our ability to control or predict. Specific factors that could cause actual results to differ from results contemplated by the forward-looking statements include, among others, the following:
•	Whether we have sufficient cash from operations to enable us to maintain current levels of cash distributions or to pay cash distributions following establishment of cash reserves and payment of fees and expenses, including payments to our general partner;

•	Availability of supplies (including the uncertainties inherent in assessing and estimating future natural gas reserves), market demand, volatility of prices, and the availability and cost of capital;

•	Inflation, interest rates and general economic conditions (including future disruptions and volatility in the global credit markets and the impact of these events on our customers and suppliers);

•	The strength and financial resources of our competitors;

•	Development of alternative energy sources;

•	The impact of operational and development hazards;

•	Costs of, changes in, or the results of laws, government regulations (including climate change legislation and/or potential additional regulation of drilling and completion of wells), environmental liabilities, litigation and rate proceedings;

Williams Partners L.P. (NYSE: WPZ)	First-Quarter 2011 Financial Results — May 4, 2011	Page 9 of 10

•	Our allocated costs for defined benefit pension plans and other postretirement benefit plans sponsored by our affiliates;

•	Changes in maintenance and construction costs;

•	Changes in the current geopolitical situation;

•	Our exposure to the credit risks of our customers;

•	Risks related to strategy and financing, including restrictions stemming from our debt agreements, future changes in our credit ratings and the availability and cost of credit;

•	Risks associated with future weather conditions;

•	Acts of terrorism; and

•	Additional risks described in our filings with the Securities and Exchange Commission (SEC).
Given the uncertainties and risk factors that could cause our actual results to differ materially from those contained in any forward-looking statement, we caution investors not to unduly rely on our forward-looking statements. We disclaim any obligations to and do not intend to update the above list or to announce publicly the result of any revisions to any of the forward-looking statements to reflect future events or developments.
In addition to causing our actual results to differ, the factors listed above may cause our intentions to change from those statements of intention set forth in this announcement. Such changes in our intentions may also cause our results to differ. We may change our intentions, at any time and without notice, based upon changes in such factors, our assumptions, or otherwise.
Limited partner interests are inherently different from the capital stock of a corporation, although many of the business risks to which we are subject are similar to those that would be faced by a corporation engaged in a similar business. Investors are urged to closely consider the disclosures and risk factors in our annual report on Form 10-K filed with the SEC on February 24, 2011, and our quarterly reports on Form 10-Q available from our offices or from our website at www.williamslp.com.

Williams Partners L.P. (NYSE: WPZ)	First-Quarter 2011 Financial Results — May 4, 2011	Page 10 of 10

Financial Highlights and Operating Statistics
(UNAUDITED)
Final
March 31, 2011

Reconciliation of Non-GAAP Measures
(UNAUDITED)

     This press release includes certain financial measures, Adjusted Segment Profit and Distributable Cash Flow that are non-GAAP financial measures as defined under the rules of the Securities and Exchange Commission.
     For Williams Partners L.P., Adjusted Segment Profit excludes items of income or loss that we characterize as unrepresentative of our ongoing operations. Management believes Adjusted Segment Profit provides investors meaningful insight into Williams Partners L.P.’s results from ongoing operations.
     For Williams Partners L.P. we define Distributable Cash Flow as net income plus depreciation and amortization and cash distributions from our equity investments less our earnings from equity investments, distributions to noncontrolling interests and maintenance capital expenditures. We also adjust for payments and/or reimbursements under omnibus agreements with Williams and certain non-cash adjustments. Total Distributable Cash Flow is reduced by any amounts associated with operations, which occurred prior to our ownership of the underlying assets to arrive at Distributable Cash Flow attributable to partnership operations.
     For Williams Partners L.P. we also calculate the ratio of Distributable Cash Flow attributable to partnership operations to the total cash distributed (cash distribution coverage ratio). This measure reflects the amount of Distributable Cash Flow relative to our cash distribution. We have also provided this ratio calculated using the most directly comparable GAAP measure, net income.
     This press release is accompanied by a reconciliation of these non-GAAP financial measures to their nearest GAAP financial measures. Management uses these financial measures because they are accepted financial indicators used by investors to compare company performance. In addition, management believes that these measures provide investors an enhanced perspective of the operating performance of the Partnership’s assets and the cash that the business is generating. Neither Adjusted Segment Profit nor Distributable Cash Flow are intended to represent cash flows for the period, nor are they presented as an alternative to net income or cash flow from operations. They should not be considered in isolation or as substitutes for a measure of performance prepared in accordance with United States generally accepted accounting principles.

	2010					2011
(Dollars in millions, except coverage ratios)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr
Williams Partners L.P.
Reconciliation of Non-GAAP “Distributable Cash Flow” to GAAP “Net income”
Net income	$322	$240	$253	$286	$1,101	$307
Depreciation and amortization	140	140	140	148	568	150
Non-cash amortization of debt issuance costs included in interest expense	4	5	5	5	19	5
Equity earnings from investments	(26)	(27)	(24)	(32)	(109)	(25)
Distributions to noncontrolling interests	(6)	(6)	(6)	—	(18)	—
Involuntary conversion gain resulting from Ignacio fire	—	(4)	—	—	(4)	—
Involuntary conversion gain resulting from Hurricane Ike	—	(7)	(7)	—	(14)	—
Impairment of certain gathering assets	—	—	—	9	9	—
Reimbursements (payments) from/(to) Williams under omnibus agreement	—	(1)	1	3	3	8
Maintenance capital expenditures	(32)	(46)	(119)	(104)	(301)	(34)

Distributable Cash Flow excluding equity investments	402	294	243	315	1,254	411
Plus: Equity investments cash distributions to Williams Partners L.P.	29	43	29	32	133	30

Distributable Cash Flow	431	337	272	347	1,387	441
Less: Pre-partnership Distributable Cash Flow	158	21	32	12	223	—

Distributable cash flow attributable to partnership operations	$273	$316	$240	$335	$1,164	$441

Total cash distributed:	$155	$221	$250	$268	$894	$276

Coverage ratios:

Distributable cash flow attributable to partnership operations divided by Total cash distributed	1.76	1.43	0.96	1.25	1.30	1.60

Net income divided by Total cash distributed	2.08	1.09	1.01	1.07	1.23	1.11

Reconciliation of GAAP “Segment Profit” to Non-GAAP “Adjusted Segment Profit”
(UNAUDITED)

	2010					2011
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr

Gas Pipeline	$169	$148	$161	$159	$637	$175
Midstream Gas & Liquids	255	213	210	259	937	262

Segment Profit	$424	$361	$371	$418	$1,574	$437

Adjustments:
Gas Pipeline
Unclaimed property assessment accrual adjustment — TGPL	—	(1)	—	—	(1)	—
Unclaimed property assessment accrual adjustment — NWP	—	(1)	—	—	(1)	—
Loss related to Eminence storage facility leak	—	—	—	5	5	4
Gain on sale of base gas from Hester storage field	(5)	(3)	—	—	(8)	(4)

Total Gas Pipeline adjustments	(5)	(5)	—	5	(5)	—

Midstream Gas & Liquids
Involuntary conversion gain related to Ignacio	—	(4)	—	—	(4)	—
Involuntary conversion gain related to Hurricane Ike	—	(7)	(7)	—	(14)	—
Gain on sale of certain assets	—	—	(12)	—	(12)	—
Impairment of certain gathering assets	—	—	—	9	9	—
Settlement gain related to Green Canyon development	—	—	—	(6)	(6)	—

Total Midstream Gas & Liquids adjustments	—	(11)	(19)	3	(27)	—

Total adjustments included in segment profit	(5)	(16)	(19)	8	(32)	—

Adjusted segment profit	$419	$345	$352	$426	$1,542	$437

Williams Partners L.P.
(UNAUDITED)

	Full Year Forecasted 2011			Full Year Forecasted 2012
(Dollars in millions, except coverage ratios)	Low	Midpoint	High	Low	Midpoint	High
Reconciliation of Non-GAAP “Distributable Cash Flow attributable to partnership operations” to GAAP “Net income”
Net income	$1,135	$1,335	$1,535	$1,225	$1,490	$1,755
Depreciation and amortization	610	630	650	635	655	675
Other	25	28	30	10	10	10
Maintenance capital expenditures	(500)	(523)	(545)	(410)	(445)	(480)

Distributable cash flow attributable to partnership operations	$1,270	$1,470	$1,670	$1,460	$1,710	$1,960

Total cash to be distributed *	$1,142	$1,171	$1,200	$1,283	$1,358	$1,433
Coverage ratios:
Distributable cash flow attributable to partnership operations divided by Total cash distributed *	1.1	1.3	1.4	1.1	1.3	1.4

Net income divided by Total cash distributed *	1.0	1.1	1.3	1.0	1.1	1.2

* Distributions reflect growth rates of 6-10%.

Reconciliation of Non-GAAP “Adjusted Segment Profit” to GAAP “Segment Profit”

Segment Profit:
Midstream	$1,025	$1,200	$1,375	$1,100	$1,350	$1,600
Gas Pipeline	670	690	710	680	700	720

Total Segment Profit	1,695	1,890	2,085	1,780	2,050	2,320
Adjustments:
Gas Pipeline — Gain on sale of base gas from Hester storage field	(4)	(4)	(4)	—	—	—
Gas Pipeline — Loss related to Eminence storage facility leak	4	4	4	—	—	—

Adjusted segment profit	$1,695	$1,890	$2,085	$1,780	$2,050	$2,320

Consolidated Statement of Income
(UNAUDITED)

	2010					2011
(Dollars in millions, except per-share amounts)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr

Revenues:
Gas Pipeline	$407	$380	$409	$409	$1,605	$416
Midstream Gas & Liquids	1,083	1,020	919	1,087	4,109	1,163
Intercompany eliminations	—	—	(1)	2	1	—

Total revenues	1,490	1,400	1,327	1,498	5,715	1,579
Segment costs and expenses:
Costs and operating expenses	1,033	1,002	923	1,026	3,984	1,105
Selling, general and administrative expenses	62	70	70	79	281	73
Other (income) expense — net	(3)	(6)	(13)	7	(15)	(11)

Segment costs and expenses	1,092	1,066	980	1,112	4,250	1,167
General corporate expenses	35	28	30	32	125	30

Operating income:
Gas Pipeline	160	138	151	150	599	166
Midstream Gas & Liquids	238	196	196	236	866	246
General corporate expenses	(35)	(28)	(30)	(32)	(125)	(30)

Total operating income	363	306	317	354	1,340	382
Equity earnings	26	27	24	32	109	25
Interest accrued — third party	(81)	(101)	(103)	(107)	(392)	(108)
Interest accrued — affiliate	—	(1)	—	—	(1)	—
Interest capitalized	12	7	7	3	29	2
Interest income	3	—	—	1	4	1
Other income (expense) — net	(1)	2	9	4	14	5

Income before income taxes	322	240	254	287	1,103	307
Provision for income taxes	—	—	1	1	2	—

Net income	322	240	253	286	1,101	307
Less: Net income attributable to noncontrolling interests	6	5	5	—	16	—

Net income attributable to controlling interests	$316	$235	$248	$286	$1,085	$307

Allocation of net income for calculation of earnings per common unit:
Net income attributable to controlling interests	$316	$235	$248	$286	$1,085	$307
Allocation of net income to general partner and Class C units	284	65	85	73	517	71

Allocation of net income to common units	$32	$170	$163	$213	$568	$236

Net income, per common unit	$0.61	$0.66	$0.63	$0.76	$2.66	$0.81
Weighted-average number of common units outstanding	52,777	255,777	260,508	282,058	213,539	289,845
Cash distributions per common unit	$0.6575	$0.6725	$0.6875	$0.7025	$2.7200	$0.7175

Gas Pipeline
(UNAUDITED)

	2010					2011
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr

Revenues:
Northwest Pipeline	$106	$103	$103	$110	$422	$110
Transcontinental Gas Pipe Line	300	278	305	299	1,182	305
Other	1	(1)	1	—	1	1

Total revenues	407	380	409	409	1,605	416

Segment costs and expenses:
Costs and operating expenses	212	199	216	212	839	219
Selling, general and administrative expenses	33	39	37	42	151	41
Other (income) expense — net	2	4	5	5	16	(10)

Total segment costs and expenses	247	242	258	259	1,006	250

Equity earnings	9	10	10	9	38	9

Reported segment profit:
Northwest Pipeline	54	50	53	55	212	56
Transcontinental Gas Pipe Line	108	91	100	95	394	111
Other	7	7	8	9	31	8

Total reported segment profit	169	148	161	159	637	175

Adjustments:
Northwest Pipeline	—	(1)	—	—	(1)	—
Transcontinental Gas Pipe Line	(5)	(4)	—	5	(4)	—

Total adjustments	(5)	(5)	—	5	(5)	—

Adjusted segment profit:
Northwest Pipeline	54	49	53	55	211	56
Transcontinental Gas Pipe Line	103	87	100	100	390	111
Other	7	7	8	9	31	8

Total adjusted segment profit	$164	$143	$161	$164	$632	$175

Operating statistics (Tbtu)

Northwest Pipeline
Throughput	179.4	156.5	152.7	183.8	672.4	176.8
Avg. daily transportation volumes	2.0	1.7	1.7	2.0	1.8	2.0
Avg. daily firm reserved capacity	2.8	2.8	2.8	2.8	2.8	2.9

Transcontinental Gas Pipe Line
Throughput	586.1	459.6	517.1	593.5	2,156.3	652.2
Avg. daily transportation volumes	6.5	5.1	5.6	6.5	5.9	7.2
Avg. daily firm reserved capacity	7.0	6.9	7.1	7.6	7.2	7.7

Midstream Gas & Liquids
(UNAUDITED)

	2010					2011
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr

Revenues:
Gathering & processing	$149	$152	$155	$163	$619	$163
NGL sales from gas processing	338	272	229	298	1,137	306
Production handling and transportation	29	26	26	26	107	25
Marketing sales	999	897	796	1,025	3,717	1,122
Other revenues	43	42	38	40	163	42

	1,558	1,389	1,244	1,552	5,743	1,658
Intrasegment eliminations	(475)	(369)	(325)	(465)	(1,634)	(495)

Total revenues	1,083	1,020	919	1,087	4,109	1,163

Segment costs and expenses:
NGL cost of goods sold	145	106	93	98	442	99
Marketing cost of goods sold	997	902	792	1,006	3,697	1,109
Other cost of goods sold	10	7	7	6	30	7
Operating costs	144	157	141	166	608	166
Other
Selling, general and administrative expenses	29	31	32	38	130	32
Other (income) expense — net	(5)	(10)	(17)	2	(30)	(1)
Intrasegment eliminations	(475)	(369)	(325)	(465)	(1,634)	(495)

Total segment costs and expenses	845	824	723	851	3,243	917

Equity earnings	17	17	14	23	71	16

Reported segment profit	255	213	210	259	937	262
Adjustments	—	(11)	(19)	3	(27)	—

Adjusted segment profit	$255	$202	$191	$262	$910	$262

Operating statistics
Gathering and Processing
Gathering volumes (TBtu)	312	312	317	321	1,262	321
Plant inlet natural gas volumes (Tbtu)	360	352	343	369	1,424	349
NGL equity sales (million gallons) *	332	302	271	317	1,222	289
NGL margin ($/gallon)	$0.58	$0.55	$0.50	$0.63	$0.57	$0.71
NGL production (million gallons) *	671	653	616	722	2,662	666

Discovery Producer Services L.L.C. (equity investment) - 100%
NGL equity sales (million gallons)	30	28	23	24	105	20
NGL production (million gallons)	89	84	81	91	345	83

Laurel Mountain Midstream, LLC (equity investment) - 100%
Gathering volumes (Tbtu)	9	10	11	12	42	12

*	Excludes volumes associated with partially owned assets that are not consolidated for financial reporting purposes.

Capital Expenditures and Investments
(UNAUDITED)

	2010					2011
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr

Capital expenditures:

Gas Pipeline:
Northwest Pipeline	$10	$24	$51	$35	$120	$14
Transcontinental Gas Pipe Line	56	83	98	145	382	84

Total	66	107	149	180	502	98
Midstream Gas & Liquids	54	114	97	70	335	58

Total*	$120	$221	$246	$250	$837	$156

Purchase of businesses:

Gas Pipeline	$—	$—	$—	$—	$—	$—
Midstream Gas & Liquids	—	—	—	608	608	—

Total	$—	$—	$—	$608	$608	$—

Purchase of investments:

Gas Pipeline	$1	$—	$1	$3	$5	$8
Midstream Gas & Liquids	8	6	434	23	471	28

Total	$9	$6	$435	$26	$476	$36

Summary:

Gas Pipeline	$67	$107	$150	$183	$507	$106
Midstream Gas & Liquids	62	120	531	701	1,414	86

Total	$129	$227	$681	$884	$1,921	$192

Cumulative summary:

Gas Pipeline	$67	$174	$324	$507	$507	$106
Midstream Gas & Liquids	62	182	713	1,414	1,414	86

Total	$129	$356	$1,037	$1,921	$1,921	$192

Capital expenditures incurred and purchase of investments:
Increases to property, plant, and equipment	$103	$181	$235	$240	$759	$142
Purchase of businesses	—	—	—	608	608	—
Purchase of investments	9	6	435	26	476	36

Total	$112	$187	$670	$874	$1,843	$178

*Increases to property, plant, and equipment	$103	$181	$235	$240	$759	$142
Changes in related accounts payable and accrued liabilities	17	40	11	10	78	14

Capital expenditures	$120	$221	$246	$250	$837	$156

Depreciation and Amortization
(UNAUDITED)

	2010					2011
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr

Depreciation and amortization:
Gas Pipeline:
Northwest Pipeline	$22	$22	$22	$22	$88	$23
Transcontinental Gas Pipe Line	63	62	62	65	252	64

Total	85	84	84	87	340	87
Midstream Gas & Liquids	55	56	56	61	228	63

Total	$140	$140	$140	$148	$568	$150